As filed with the Securities and Exchange Commission on August 31, 2004

Registration No. 333-117447

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUICKSILVER RESOURCES INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2756163
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 West Rosedale Street, Fort Worth, Texas 76104

(817) 665-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Glenn Darden

777 West Rosedale Street, Fort Worth, Texas 76104

(817) 665-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Dean A. Tetirick

Cantey & Hanger, L.L.P.

2100 Burnett Plaza, 801 Cherry Street, Fort Worth, Texas 76102

(817) 877-2883

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE HAVE FILED A REGISTRATION STATEMENT RELATING TO THESE SECURITIES WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES, NOR MAY WE ACCEPT OFFERS TO BUY THESE SECURITIES PRIOR TO THE TIME SUCH REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED AUGUST 31, 2004

PROSPECTUS

$350,000,000

QUICKSILVER RESOURCES INC.

Common Stock

Preferred Stock

Depositary Shares

Warrants

From time to time we may offer and sell the following securities:

•	Shares of common stock;

•	Shares of preferred stock;

•	Depositary shares; and

•	Warrants.

This prospectus provides you with a general description of these securities and the general manner in which we will offer the securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is traded on the New York Stock Exchange under the symbol “KWK.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                              , 2004.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. We are not offering these securities in any state where the offer is not permitted. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell up to $350,000,000 in aggregate offering price of the securities described in this prospectus in one or more offerings. This prospectus generally describes Quicksilver Resources Inc. and the common stock, preferred stock, depositary shares and warrants included in the registration statement. Each time we sell securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of August 31, 2004. You should carefully read both this prospectus and any prospectus supplement and the additional information described below under the heading “Where You Can Find More Information.”

ABOUT QUICKSILVER RESOURCES INC.

We are an independent oil and gas company engaged in the exploration, acquisition, development, production and sale of natural gas, crude oil and natural gas liquids, primarily from unconventional reservoirs such as fractured shales, coal beds and tight sands. Our operations are concentrated in Michigan, where we are the largest independent natural gas producer, Indiana, Montana and the Canadian province of Alberta. We conduct our Canadian operations through our wholly-owned subsidiary MGV Energy Inc. We recently began to focus on the exploration and development of coal bed methane reserves in Alberta, Canada. We believe that much of our future growth will be through development of our interests in these Canadian coal bed methane projects.

We are a Delaware corporation and became a public company in 1999 through a merger with MSR Exploration Ltd. (“MSR”). Our address is 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104, and our telephone number is (817) 665-5000. Our website address is http://www.qrinc.com. The information on our website is not part of this prospectus.

As used in this prospectus, “Quicksilver,” “we,” “us,” and “our” mean Quicksilver Resources Inc. The term “you” refers to a prospective investor.

WHERE YOU CAN FIND MORE INFORMATION

We file our annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are incorporated by reference in this prospectus until the termination of each offering under this prospectus.

•	Our Annual Report on Form 10-K for the year ended December 31, 2003 (including information specifically incorporated by reference into such Form 10-K from our definitive Proxy Statement for our 2004 Annual Meeting of Stockholders);

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

•	Our Current Report on Form 8-K filed August 30, 2004;

•	Our Current Report on Form 8-K filed August 4, 2004;

•	Our Current Report on Form 8-K filed June 4, 2004;

•	Our Current Report on Form 8-K filed May 5, 2004;

•	Our Current Report on Form 8-K filed March 3, 2004;

•	Our Current Report on Form 8-K filed February 24, 2004;

•	Our Current Report on Form 8-K filed February 13, 2004;

•	The Annual Report on Form 11-K filed by the Quicksilver Resources Inc. 401(k) Plan for the year ended December 31, 2003;

•	Our Form 8-A filed October 11, 2001 containing a description of our common stock and preferred stock; and

•	Any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the filing of this Registration Statement and prior to the effectiveness of this Registration Statement.

We make available free of charge on or through our internet website, http://www.qrinc.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and any amendments thereto as soon as reasonably practicable after we electronically file such material with the SEC.

You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

Investor Relations Department

Quicksilver Resources Inc.

777 West Rosedale Street

Suite 300

Fort Worth, Texas 76104

(817) 665-5000

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

Some of the information included in this prospectus, any accompanying prospectus supplement and the documents we incorporate by reference contains forward-looking statements. These statements use forward-looking words such as “may,” “will,” “anticipate,” “believe,” “expect,” “project” or other words of similar meaning. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other “forward-looking” information. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statements. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. These statements reflect our current views with respect to future events and are subject to various risks, uncertainties and assumptions including, but not limited, to the following:

•	demands on our financial, operational and administrative resources caused by future growth of our natural gas and crude oil reserves;

•	fluctuations in natural gas and crude oil prices;

•	uncertainties inherent in estimates of oil and gas reserves and predicting oil and gas reservoir performance;

•	failures or delays in achieving expected production from natural gas and crude oil development projects;

•	geographic concentrations of our operations;

•	changes of laws and policies in Canada or the United States governing operations of United States based companies in Canada;

•	changes in the availability and cost of capital;

•	operating hazards, natural disasters, casualty losses, transportation dependencies and other matters beyond our control;

•	competitive conditions in our industry, particularly relating to the acquisition of producing properties;

•	actions taken by third-party operators, processors and transporters; and

•	the effects of existing and future complex laws and governmental regulations.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of securities we are offering for general corporate purposes. This may include, among other things, additions to working capital, repayment or refinancing of existing indebtedness or other corporate obligations, financing of capital expenditures and acquisitions and investment in existing and future projects.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

Our ratios of earnings to combined fixed charges and preferred dividends for each of the periods indicated below are as follows:

Six Months Ended June 30, 2004	YEAR ENDED DECEMBER 31,
	2003	2002	2001	2000	1999
3.5	2.4	2.3	2.2	2.3	1.4

For purposes of calculating the foregoing ratios:

•	“fixed charges” represent interest expense (including amounts capitalized), amortization of debt issuance costs and the portion of rental expense representing the interest factor; and

•	“earnings” represent income from continuing operations before extraordinary items and the cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges.

DESCRIPTION OF CAPITAL STOCK

As of August 20, 2004, our authorized capital stock was 110,000,000 shares. Those shares consisted of 10,000,000 shares of preferred stock, par value $ 0.01 per share, of which 1 share was outstanding, and 100,000,000 shares of common stock, par value $ 0.01 per share, of which 49,718,844 shares were outstanding.

Common Stock

Listing

Our outstanding shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “KWK.” Any additional common stock we issue also will be listed on the NYSE.

Dividends

Subject to the rights of any series of preferred stock that we may issue, the holders of common stock may receive dividends when declared by our board of directors. Dividends may be paid in cash, stock or other form out of legally available funds.

Fully Paid

All outstanding shares of our common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

Preferred Share Purchase Rights

Pursuant to a rights agreement, each share of common stock includes a preferred share purchase right, as more fully described below under the heading “Anti-Takeover Provisions - Stockholder Rights Agreement.”

Voting Rights

Subject to any special voting rights of any series of preferred stock that we may issue in the future, the holders of common stock may vote one vote for each share held in the election of directors and on all other matters voted upon by our stockholders. Directors are elected by a plurality of the votes cast by the shares entitled to vote. Holders of common stock may not cumulate their votes in the elections of directors. Except as described below under the heading “Anti-Takeover Provisions - Stockholder Rights Agreement,” all other matters to be voted on by stockholders must be approved by a majority of the votes cast on the matter.

Other Rights

We will notify common stockholders of any stockholders’ meetings according to applicable law and our bylaws. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders. The holders of common stock have no preemptive rights to purchase our shares of stock. Shares of common stock are not subject to any redemption or sinking fund provisions and are not convertible into any of our other securities.

Preferred Stock

Our board of directors can, without approval of our stockholders, create and issue one or more series of preferred stock. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors may adopt an amendment to our certificate of incorporation or a certificate of designation describing the number of shares of each series and the rights, preferences and limitations of each series, including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any wholly unissued series of preferred stock, the number of shares constituting each series and the terms and conditions of issue.

We currently have one share of preferred stock outstanding. The single share was issued in connection with our acquisition of the remaining minority interest in our Canadian subsidiary, MGV, and provides voting rights to holders of MGV exchangeable shares equivalent to the voting rights of our common shares for which the MGV shares are exchangeable. Other than the preferred share purchase rights more fully described below under the heading “Anti-Takeover Provisions - Stockholder Rights Agreement,” there are no rights or options to purchase preferred stock currently outstanding.

If we offer additional preferred stock, a description will be filed with the SEC and the specific designations and rights of the preferred stock will be described in a prospectus supplement, including the following terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designation or amendment to our certificate of incorporation relating to the applicable series of preferred stock. The registration statement of which this prospectus forms a part will include the certificate of designation or articles of amendment as an exhibit or incorporate it by reference.

Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

Our preferred stock will, when issued, be fully paid and non-assessable.

Anti-Takeover Provisions

Certain provisions in our restated certificate of incorporation and bylaws, as well as certain provisions of Delaware law, may make more difficult or discourage a takeover of our business.

Certain Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions or payment of dividends on our capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Stockholder Meetings

Our bylaws provide that special meetings of stockholders may be called by our board of directors, our chairman of the board or our president. Stockholders may not call a special meeting of stockholders. Our certificate of incorporation requires all stockholder actions to be taken at a meeting of stockholders. The power of stockholders to take action by written consent is specifically denied.

Election and Removal of Directors

Our board of directors is divided into three classes, each class having a three-year term that expires on a year different from the other classes. At each annual meeting of stockholders, the successors to the class of directors whose terms are expiring are elected to serve for three-year terms. This classification of the board of directors has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the directors. In addition, our directors may be removed only for cause by a two-thirds vote of stockholders. Because this system of electing and removing directors generally makes it more difficult for stockholders to replace a majority of the board of directors, it may discourage a third party from making a tender offer or otherwise attempting to gain control of us and may maintain the incumbency of our board of directors.

Delaware Anti-Takeover Statutes and other Delaware Laws

We are a Delaware corporation and are governed by Section 203 of the Delaware General Corporation Law. Section 203 prevents an interested stockholder, which is a person who owns 15% or more of our outstanding voting stock, from engaging in business combinations with us for three years following the time that the person becomes an interested stockholder. These restrictions do not apply if:

•	before the person becomes an interested stockholder, our board of directors approves the transaction in which the person becomes an interested stockholder or the business combination;

•	upon completion of the transaction that results in the person becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	following the transaction in which the person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

In addition, the law does not apply to interested stockholders who became interested stockholders before our common stock became listed on a national securities exchange.

Delaware law defines the term “business combination” to encompass a wide variety of transactions with, or caused by, an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This law could have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

Under Delaware law, directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the information, opinions, reports or statements of others, including officers, employees, or committees of the board of directors, or by any other person as to matters that they reasonably believe are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

Stockholder Rights Agreement

On March 11, 2003, our board of directors declared a dividend distribution of one preferred share purchase right for each outstanding share of our common stock. The dividend was payable to our stockholders of record on March 26, 2003, and with respect to our common shares issued thereafter until the distribution date described below. Except as set forth below, each right, when it becomes exercisable, entitles the registered holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock, at a price of $50.00 per one one-thousandth of a preferred share. The $50.00 exercise price is the adjusted exercise price of each right resulting from a two-for-one stock split of our shares of common stock on June 30, 2004, and is subject to further adjustment. The description and terms of the rights are set forth in a rights agreement we entered into as of March 11, 2003, with Mellon Investor Services LLC, as rights agent.

The rights are attached to all certificates representing our outstanding common shares, and no separate right certificates have been distributed. The rights will separate from the common shares and right certificates will be distributed on a distribution date, which will be the earlier to occur of:

•	the first date of public announcement of a person or group of affiliated or associated persons having acquired beneficial ownership of 15% or more of our outstanding common shares, except pursuant to a permitted offer or if such person or group is a grandfathered stockholder; or

•	10 days, or such later date as our board may determine, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group becoming an acquiring person.

A person or group whose acquisition of our common shares causes a distribution date is an “acquiring person.” Members of the Darden family, who own as of the date of this registration statement, directly or indirectly, approximately 38% of our outstanding common shares, are excluded from the definition of acquiring person and are considered grandfathered stockholders. The first date of public announcement that a person or group has become an acquiring person is referred to as the shares acquisition date in the rights agreement.

The rights agreement provides that, until the distribution date, the rights will be transferred with and only with our common shares. Until the distribution date, or earlier redemption or expiration of the rights, new common share certificates issued after the record date upon transfer or new issuance of our common shares will contain a notation incorporating the rights agreement by reference. Until the distribution date, or earlier redemption or expiration of the rights, the surrender for transfer of any certificates for our common shares outstanding as of the record date, even without such notation, will also constitute the transfer of the rights associated with the common shares represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of our common shares as of the close of business on the distribution date, and to each initial record holder of our common shares issued after the distribution date, and such separate right certificates alone will evidence the rights.

The rights are not exercisable until the distribution date and will expire at the close of business on March 11, 2013, unless earlier redeemed or exchanged by us.

If any person or group becomes an acquiring person, except pursuant to a tender or exchange offer which is for all of our outstanding common shares at a price and on terms which a majority of our board determines to be adequate and in our best interests and in the best interests of our stockholders and other relevant constituencies, other than such acquiring person, its affiliates and associates, each holder of a right will thereafter have the “flip-in” right to receive upon exercise the number of common shares or of one one-thousandth of a share of preferred shares, or, in specified circumstances, other of our securities having a value, immediately prior to such triggering event, equal to two times the exercise price of the right. Following the occurrence of the event described above, all rights that are, or, under circumstances specified in the rights agreement, were, beneficially owned by any acquiring person or any affiliate or associate of such acquiring person will be void.

If at any time following the shares acquisition date,

•	we are acquired in a merger or other business combination transaction in which the holders of all of our outstanding common shares immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation’s voting power, or

•	more than 50% of our assets or earning power is sold or transferred,

then each holder of a right, except rights which previously have been voided, will thereafter have the “flip-over” right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the right. The holder of a right will continue to have the flip-over right whether or not such holder exercises or surrenders the flip-in right.

The purchase price payable, and the number of preferred shares, common shares or other securities issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred shares,

•	upon the grant to holders of the preferred shares of certain rights or warrants to subscribe for or purchase preferred shares at a price, or securities convertible into preferred shares with a conversion price, less than the then current market price of the preferred shares, or

•	upon the distribution to holders of the preferred shares of evidences of indebtedness or assets, excluding regular quarterly cash dividends, or of subscription rights or warrants, other than those referred to above.

The purchase price and number of outstanding rights are also subject to adjustment in the event of a stock split of our common shares or a stock dividend on our common shares payable in common shares or subdivisions, consolidations or combinations of our common shares occurring, in any such case, prior to the distribution date.

Preferred shares purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but, if greater, will be entitled to an aggregate dividend per share of 1,000 times the dividend declared per common share. In the event of liquidation, the holders of the preferred shares will be entitled to a minimum preferential liquidation payment of $1,000 per share; thereafter, and after the holders of the common shares receive a liquidation payment of $1.00 per share, the holders of the preferred shares and the holders of the common shares will share the remaining assets in the ratio of 1,000 to 1, as adjusted, for each preferred share and common share so held, respectively. Each preferred share will have 1,000 votes, voting together with the common shares. Finally, in the event of any merger, consolidation or other transaction in which common shares are exchanged, each preferred share will be entitled to receive 1,000 times the amount received per common share. These rights are protected by customary antidilution provisions. In the event that the amount of accrued and unpaid dividends on the preferred shares is equivalent to six full quarterly dividends or more, the holders of the preferred shares shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of the common shares until all cumulative dividends on the preferred shares have been paid through the last quarterly dividend payment date or until non-cumulative dividends have been paid regularly for at least one year.

With specified exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional preferred shares will be issued, other than fractions which are one one-thousandth or integral multiples of one one-thousandth of a preferred share, which may, at the election of our board, be evidenced by depositary receipts, and, in lieu thereof, an adjustment in cash will be made based on the market price of the preferred shares on the last trading day prior to the date of exercise.

At any time prior to the earlier to occur of

•	a person becoming an acquiring person, or

•	the expiration of the rights,

we may redeem the rights in whole, but not in part, at a price of $.005 per right, which redemption will be effective upon the action of our board. Additionally, following the shares acquisition date, we may redeem the then outstanding rights in whole, but not in part, at the redemption price, provided that such redemption is in connection with a merger or other business combination transaction or series of transactions involving us in which all holders of our common shares are treated alike but not involving an acquiring person or its affiliates or associates.

At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of our outstanding common shares, our board may exchange the rights, other than rights owned by the acquiring person, which will have become void, in whole or in part, at an exchange ratio of one-half common share, or one two-thousandth of a preferred share, or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges, per right, subject to adjustment.

All of the provisions of the rights agreement may be amended by our board prior to the distribution date. After the distribution date, the provisions of the rights agreement may be amended by our board only in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of rights, excluding the interests of any acquiring person, or, subject to specified limitations, to shorten or lengthen any time period under the rights agreement.

Until a right is exercised or exchanged, its holder, as such, will have no right to vote or receive dividends and will have no other rights as one of our stockholders. While the distribution of the rights was not taxable to our stockholders, our stockholders may, depending upon the circumstances, recognize taxable income should the rights become exercisable or upon the occurrence of certain events thereafter.

A copy of the rights agreement has been filed with the Securities and Exchange Commission as an exhibit to our registration statement on Form 8-A dated March 14, 2003. A copy of the rights agreement is available free of charge from us. This summary description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement, which is incorporated by reference into this registration statement.

Limitation of Liability and Indemnification of Officers and Directors

Limitation of Liability

Delaware law authorizes corporations to limit or eliminate the personal liability of their officers and directors to them and their stockholders for monetary damages for breach of officers’ and directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available and equitable remedies such as injunction or rescission.

Our restated certificate of incorporation limits the liability of our directors to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty in such capacity, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

Indemnification

Delaware law also authorizes corporations to indemnify their officers, directors, employees and agents for liabilities, other than liabilities to the corporation, arising because that individual was an officer, director, employee or agent of the corporation so long as the individual acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and not unlawful.

Our restated certificate of incorporation and our bylaws provide that our officers and directors will be indemnified by us for liabilities arising because such individual was one of our officers or directors to the fullest extent permitted by Delaware law. Our bylaws also provide that we may, by action of our board of directors, provide similar indemnification to our employees and agents.

These provisions in our restated certificate of incorporation and our bylaws may reduce the likelihood of derivative litigation against our officers and directors and may discourage or deter our stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though the action, if successful, might otherwise have benefited us and our stockholders.

These provisions in our restated certificate of incorporation and bylaws do not alter the liability of our officers and directors under federal securities laws and do not affect the right to sue under federal securities laws from violations thereof.

Transfer Agent and Registrar

Our transfer agent and registrar of the common stock, as well as the rights agent under the rights agreement described above, is Mellon Investor Services, LLC.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares (either separately or together with other securities) representing fractional interests in our preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the preferred stock related to the depositary shares, we will deposit the preferred stock with the relevant preferred stock depositary and will cause the preferred stock depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption and liquidation rights).

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with, or as a unit including, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any of the other offered securities. Each warrant will entitle the holder to purchase the number of shares of preferred stock or common stock, as the case may be, at the exercise price and in the manner specified in the prospectus supplement relating to those warrants. Warrants will be issued under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file the warrant agreement, and any unit agreement, with the SEC in connection with any offering of warrants.

The prospectus supplement relating to a particular issuance of warrants will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of such warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the date on which the right to exercise the warrants commences and the date on which the right expires;

•	if applicable, the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, a discussion of material United States federal income tax considerations;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

We may sell the securities pursuant to this prospectus:

•	through agents;

•	through underwriters or dealers; or

•	directly to one or more purchasers, including existing stockholders in a rights offering.

By Agents

If securities offered by us pursuant to this prospectus are sold through agents, the agents will be designated by us. Unless otherwise indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

By Underwriters or Dealers

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise indicated in the prospectus supplement, the underwriters must purchase all the securities of the series offered by a prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement.

Underwriters or agents could make sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the New York Stock Exchange, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. At-the-market offerings may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part.

If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

Direct Sales; Rights Offerings

Securities offered by us pursuant to this prospectus may also be sold directly by us. In this case, no underwriters or agents would be involved. We may sell offered securities upon the exercise of rights that may be issued to our securityholders. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

Delayed Delivery Arrangements

We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities providing for payment and delivery on a future date specified in the prospectus supplement. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers under such delayed delivery and payment arrangements will be subject to the condition that the purchase of the offered securities will not at the time of delivery be prohibited under applicable law. The underwriters and such agents will not have any responsibility with respect to the validity or performance of such contracts.

General Information

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

The securities (other than common stock) offered by this prospectus and any prospectus supplement, when first issued, will have no established trading market. Any underwriters or agents to or through whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

Our counsel, Cantey & Hanger, L.L.P., Fort Worth, Texas, will pass upon certain legal matters in connection with the offered securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The information incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2003, regarding the estimated quantities of proved reserves of our oil and gas properties, the future net cash flows from those reserves and the present values of those cash flows is derived from reserve reports prepared or reviewed by Schlumberger Data and Consulting Services and Netherland Sewell & Associates, Inc. The information is incorporated by reference in this prospectus in reliance upon the authority of said firms as experts in matters contained in the reports.

The consolidated financial statements incorporated in this prospectus by reference from our Annual Reports on Form 10-K and Form 11-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports included on the Form 10-K (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standard Nos. 133, Accounting for Derivative Instruments and Hedging Activities, on January 1, 2001, and 143, Accounting for Asset Retirement Obligations, on January 1, 2003) and on Form 11-K, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2004 and 2003, and June 30, 2004 and 2003, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in our Quarterly Reports on Form 10-Q (which reports included an explanatory paragraph related to the adoption of Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003) for the quarters ended March 31, 2004 and June 30, 2004 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by this registration statement, other than underwriting discounts and commissions. All of the expenses will be borne by us except as otherwise indicated.

SEC registration fee	$40,301
Fees and expenses of accountants	$60,000
Fees and expenses of legal counsel	$60,000
Fees and expenses of transfer agent and registrar	$15,000
NYSE listing fees and expenses	$15,000
Printing and engraving expenses	$10,000
Miscellaneous expenses	$5,000

Total	$205,301

Item 15.	Indemnification of Directors and Officers.

We are incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceedings so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance for such persons. Our restated certificate of incorporation and bylaws permit indemnification of directors and officers to the fullest extent permitted by Section 145 of the DGCL. Reference is made to our restated certificate of incorporation and bylaws.

Additionally, we have acquired directors and officers insurance in the amount of $10,000,000, which includes coverage for liability under the federal securities laws.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Our restated certificate of incorporation contains such a provision.

The above discussion of our restated certificate of incorporation, bylaws and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such restated certificate of incorporation, bylaws and statutes.

Any underwriting agreement entered into in connection with the sale of securities offered pursuant to this registration statement will provide for indemnification.

Item 16.	Exhibits.

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to one of our prior filings under the Securities Act or the Securities Exchange Act of 1934, as amended, as indicated in parentheses:

Exhibit Number		Exhibits

1.1	*	Form of Underwriting Agreement.

3.1		Second Restated Certificate of Incorporation of Quicksilver Resources Inc. (filed as Exhibit 3.1 to the Company’s Form 8-K, filed August 30, 2004 and included herein by reference).

3.2		Bylaws of Quicksilver Resources Inc. (filed as Exhibit 4.2 to the Company’s Form S-4 File No. 333-66709, filed November 3, 1998 and included herein by reference).

3.3		Amendment to the Bylaws of Quicksilver Resources Inc. adopted on November 30, 1999 (filed as Exhibit 3.4 to the Company’s Form 10-K filed March 27, 2001 and included herein by reference).

3.4		Amendment to the Bylaws of Quicksilver Resources Inc., adopted June 5, 2001 (filed as Exhibit 3.2 to the Company’s Form 10-Q filed August 14, 2001 and included herein by reference).

3.5		Amendment to the Bylaws of Quicksilver Resources Inc., adopted March 11, 2003 (filed as Exhibit 3.8 to the Company’s Form 10-K filed March 26, 2003 and included herein by reference).

4.1		Rights Agreement, dated as of March 11, 2003, between Quicksilver Resources Inc. and Mellon Investor Services LLC, as Rights Agent (filed as Exhibit 4.1 to the Company’s Form 8-A filed March 14, 2003 and included herein by reference).

4.2		Note Purchase Agreement, dated June 27, 2003, between the Company and the Purchasers identified therein (filed as Exhibit 4.2 to the Company’s Form 10-Q filed August 14, 2003 and included herein by reference).

4.3		First Amendment to Note Purchase Agreement, dated as of January 30, 2004, between the Company and the Purchasers identified therein (filed as Exhibit 4.3 to the Company’s Form 10-Q filed May 7, 2004 and included herein by reference).

4.4		Second Amendment to Note Purchase Agreement, dated as of July 28, 2004, among Quicksilver Resources Inc., certain of its subsidiaries listed therein, BNP Paribas, Collateral Agent, and the Purchasers identified therein (filed as Exhibit 4.1 to the Company’s Form 10-Q filed August 6, 2004 and included herein by reference).

4.5	*	Form of Deposit Agreement, including form of Depositary Receipt.

4.6	*	Form of Common Stock Warrant Agreement.

4.7	*	Form of Preferred Stock Warrant Agreement.

5.1	**	Opinion of Cantey & Hanger, L.L.P. as to the legality of the securities being registered.

12.1	***	Statement of Computation of Ratios to Combined Fixed Charges and Preferred Dividends.

15.1	***	Awareness Letter of Deloitte & Touche LLP.

23.1	***	Consent of Deloitte & Touche LLP.

23.2		Consent of Cantey & Hanger, L.L.P. (included in Exhibit 5.1).

23.3	**	Consent of Schlumberger Data and Consulting Services.

23.4	**	Consent of Netherland Sewell & Associates, Inc.

24.1	**	Powers of Attorney.

*To be filed by amendment or as an exhibit to a current report on Form 8-K of Quicksilver Resources Inc.

**Previously filed.

*** Filed herewith.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15, any charter provision, bylaw, contract, arrangement, statute or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Quicksilver Resources Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, County of Tarrant, State of Texas on the August 31, 2004.

QUICKSILVER RESOURCES INC.

By:	/s/ Bill Lamkin
Bill Lamkin
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in their capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Thomas F. Darden* Thomas F. Darden	Chairman of the Board and Director	August 31, 2004

/s/ Glenn Darden* Glenn Darden	President, Chief Executive Officer and Director	August 31, 2004

/s/ Bill Lamkin Bill Lamkin	Executive Vice President and Chief Financial Officer	August 31, 2004

/s/ D. Wayne Blair* D. Wayne Blair	Vice President and Controller	August 31, 2004

/s/ Steven M. Morris* Steven M. Morris	Director	August 31, 2004

/s/ D. Randall Kent* D. Randall Kent	Director	August 31, 2004

/s/ Anne Darden Self* Anne Darden Self	Director	August 31, 2004

/s/ W. Yandell Rogers, III* W. Yandell Rogers, III	Director	August 31, 2004

/s/ Mark Warner* Mark Warner	Director	August 31, 2004

*By:	/s/ Bill Lamkin
Bill Lamkin
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Exhibits
1.1*	Form of Underwriting Agreement.
3.1	Second Restated Certificate of Incorporation of Quicksilver Resources Inc. (filed as Exhibit 3.1 to the Company’s Form 8-K, filed August 30, 2004 and included herein by reference).
3.2	Bylaws of Quicksilver Resources Inc. (filed as Exhibit 4.2 to the Company’s Form S-4 File No. 333-66709, filed November 3, 1998 and included herein by reference).
3.3	Amendment to the Bylaws of Quicksilver Resources Inc. adopted on November 30, 1999 (filed as Exhibit 3.4 to the Company’s Form 10-K filed March 27, 2001 and included herein by reference).
3.4	Amendment to the Bylaws of Quicksilver Resources Inc., adopted June 5, 2001 (filed as Exhibit 3.2 to the Company’s Form 10-Q filed August 14, 2001 and included herein by reference).
3.5	Amendment to the Bylaws of Quicksilver Resources Inc., adopted March 11, 2003 (filed as Exhibit 3.8 to the Company’s Form 10-K filed March 26, 2003 and included herein by reference).
4.1	Rights Agreement, dated as of March 11, 2003, between Quicksilver Resources Inc. and Mellon Investor Services LLC, as Rights Agent (filed as Exhibit 4.1 to the Company’s Form 8-A filed March 14, 2003 and included herein by reference).
4.2	Note Purchase Agreement, dated June 27, 2003, between the Company and the Purchasers identified therein (filed as Exhibit 4.2 to the Company’s Form 10-Q filed August 14, 2003 and included herein by reference).
4.3	First Amendment to Note Purchase Agreement, dated as of January 30, 2004, between the Company and the Purchasers identified therein (filed as Exhibit 4.3 to the Company’s Form 10-Q filed May 7, 2004 and included herein by reference).
4.4	Second Amendment to Note Purchase Agreement, dated as of July 28, 2004, among Quicksilver Resources Inc., certain of its subsidiaries listed therein, BNP Paribas, Collateral Agent, and the Purchasers identified therein (filed as Exhibit 4.1 to the Company’s Form 10-Q filed August 6, 2004 and included herein by reference).
4.5*	Form of Deposit Agreement, including form of Depositary Receipt.
4.6*	Form of Common Stock Warrant Agreement.
4.7*	Form of Preferred Stock Warrant Agreement.
5.1**	Opinion of Cantey & Hanger, L.L.P. as to the legality of the securities being registered.
12.1***	Statement of Computation of Ratios to Combined Fixed Charges and Preferred Dividends.
15.1***	Awareness Letter of Deloitte & Touche LLP.
23.1***	Consent of Deloitte & Touche LLP.
23.2	Consent of Cantey & Hanger, L.L.P. (included in Exhibit 5.1).
23.3**	Consent of Schlumberger Data and Consulting Services.
23.4**	Consent of Netherland Sewell & Associates, Inc.
24.1**	Powers of Attorney.

*To be filed by amendment or as an exhibit to a current report on Form 8-K of Quicksilver Resources Inc.

**Previously filed.

*** Filed herewith